Exhibit 10.2

SECOND AMENDMENT TO AGREEMENT OF PURCHASE

AND SALE AND JOINT ESCROW INSTRUCTIONS

THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Amendment”) is made as of December 8, 2011, by and between LHC MORNINGSIDE MARKETPLACE, LLC, a Delaware limited liability company (“Seller”), and TNP ACQUISITIONS, a Delaware limited liability company (“Buyer”).

R E C I T A L S :

A. Seller and Buyer have previously entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions made as of October 21, 2011, and amended by that certain First Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions dated as of November 14, 2011 (as amended, the “Agreement”).

B. Buyer has approved all matters relating to the Property, all conditions for Buyer’s benefit have been satisfied, and Buyer is prepared to consummate its purchase of the Property, but Buyer requires additional time to secure its financing and has requested an extension of the Closing Date. Buyer acknowledges that if Buyer were not able to consummate the Close of Escrow on December 12, 2011 as contemplated by the Agreement, then Seller would be entitled to retain the Deposit.

C. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

D. Seller and Buyer now desire to amend the Agreement as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Extension of Closing Date. The Closing Date is hereby extended to 9:00 a.m. (California time) on Monday, January 9, 2012. Buyer hereby affirms its obligation to deposit, in Immediately Available Funds, the balance of the Purchase Price with Escrow Holder no later than 1:00 p.m. (California time) on Friday, January 6, 2012.

2. Deposit. As a condition to the extension of the Closing Date, and as material consideration inducing Seller to agree to such extension, the Deposit shall be increased by Five Hundred Thousand Dollars ($500,000.00) to One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00). Buyer shall deliver such increase to Escrow Holder in two (2) additional payments of Two Hundred Fifty Thousand Dollars ($250,000.00) (individually, an “Additional Deposit” and collectively, the “Additional Deposits”) in Immediately Available Funds. Buyer shall deliver the first Additional Deposit to Escrow Holder prior to 5:00 p.m. (California time) on December 9, 2011 and shall deliver the second Additional Deposit to Escrow Holder prior to

5:00 p.m. (California time) on December 16, 2011. Immediately upon receipt of each Additional Deposit, Escrow Holder shall deliver such Additional Deposit to Seller without any further approval or instruction from Buyer. Buyer’s failure to timely deliver either installment of the Additional Deposits shall constitute a default under the Agreement entitling Seller to exercise its rights under Section 15 of the Agreement. For all purposes of the Agreement and this Amendment, the term “Deposit” shall mean the total amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) consisting of the amount of the original Deposit of Seven Hundred Fifty Thousand Dollars ($750,000.00) previously paid to Seller plus the Additional Deposits. Notwithstanding anything in the Agreement or this Amendment to the contrary, the entire Deposit (i.e., the entire $1,250,000.00) shall be retained by Seller if the Agreement is terminated for any reason other than a termination pursuant to the terms of Section 16 of the Agreement in the event of Seller’s Default

Buyer’s Initials

3. Conditions. Buyer acknowledges and agrees that Seller has performed all of its covenants and obligations to be performed by Seller prior to the date of this Amendment. Buyer further acknowledges and agrees that the Contingency Period under the Agreement has expired and that all conditions to Buyer’s obligations under the Agreement have been satisfied, including, without limitation, all of the conditions set forth in Section 7(a) of the Agreement. Without limiting the preceding terms of this Section 3, Seller has approved (a) the resolution of all title matters as reflected in that certain letter from Seller’s counsel to Buyer, a copy of which is attached here at Exhibit “A”, and (b) all tenant estoppel certificates received by Buyer prior to the date hereof.

4. Miscellaneous.

a. Effect of Amendment. Except to the extent the Agreement is modified by this Amendment, the remaining terms and conditions of the Agreement shall remain unmodified and in full force and effect. In the event of conflict, between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

b. Entire Agreement. The Agreement, together with this Amendment, embodies the entire understanding between Seller and Buyer with respect to its subject matter and can be changed only by an instrument in writing signed by Seller and Buyer.

c. Counterparts. This Amendment may be executed in one or more counterparts, including facsimile or electronic mail counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute the same Amendment.

d. Consent to Lease Assignment. Buyer hereby approves, and consents to Seller executing and delivering to KFC Corporation, that certain Consent to Assignment of Lease attached hereto at Exhibit “B”, but Seller shall not have any obligation to do so.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first set forth above.

“Seller”	LHC MORNINGSIDE MARKETPLACE, LLC,
a Delaware limited liability company

	By:	Lewis Operating Corp.,
a California corporation

	By:	/s/ John M Goodman
	Name:	John M Goodman
	Its:	Authorized Agent

“Buyer”	TNP ACQUISITIONS, LLC,
a Delaware limited liability company

	By:	/s/ Stephen Corea
	Name:	Stephen Corea
	Title:	SVP Acquisition

EXHIBIT “A”

SELLER’S TITLE LETTER

EXHIBIT “A”

Allen Matkins Leck Gamble Mallory & Natsis LLP Attorneys at Law 1900 Main Street, 5th Floor | Irvine, CA 92614-7321 Telephone: 949.553.1313 | Facsimile: 949.553.8354 www.allenmatkins.com

Drew Emmel E-mail: demmel@allenmatkins.com Direct Dial: 949.851.5433 File Number: 225255-0026/OC942699.01

Via Personal Delivery

November 23, 2011

TNP Acquisitions, LLC

c/o Thompson National Properties, LLC

1900 Main Street, Suite 700

Irvine, CA 92614

Attention: Steve Corea

Re:	Agreement of Purchase and Sale and Joint Escrow Instructions
(“Agreement”) between LHC Morningside Marketplace, LLC
(“Seller”) and TNP Acquisitions (“Buyer”); Chicago Title
(“Chicago Title”) Title Insurance Commitment No. 910092455-K26
dated as of October 21, 2011

Dear Ladies and Gentlemen:

We are in receipt of Mr. Grabill’s letter dated November 16, 2011 (“Buyer’s Title Response Letter”) which responded to Seller’s Title Notice dated as of November 7, 2011. Each paragraph below refers to the same paragraph number in Buyer’s Title Response Letter:

2. Please be advised that Seller will provide an Owner’s Affidavit to Title Company.

10. Please be advised that Seller will not take any action.

11. Please be advised that Seller will provide an Owner’s Affidavit to Title Company.

12. Please be advised that Seller will provide an Owner’s Affidavit to Title Company in order to remove the exception regarding mechanics’ liens.

14. Buyer’s request in this paragraph shall not be deemed to amend or otherwise affect the Agreement.

To the extent that any items are not addressed in this letter, Buyer shall be deemed to have approved the terms of Seller’s Title Notice dated as of November 7, 2011 in connection with the same.

Los Angeles | Orange County | San Diego | Century City | San Francisco | Del Mar Heights | Walnut Creek

Allen Matkins Leck Gamble Mallory & Natsis LLP

Attorneys at Law

TNP Acquisitions, LLC

November 23, 2011

Please call me if you have any questions.

Very truly yours,

/s/ Drew Emmel
Drew Emmel

DME:lry

cc:	Mr. David L. Linden (via email)
D. Zachary Grabill, Esq. (via email)
Christopher M. Lal, Esq. (via personal delivery)
Mr. Patrick Toomey (via email)
Mr. Dennis Chaplin (via email)

EXHIBIT “B”

CONSENT TO LEASE ASSIGNMENT

EXHIBIT “B”

CONSENT TO ASSIGNMENT OF LEASE

FOR STORE # Y305033

KFC Corporation, a Delaware corporation (“Tenant”), is the tenant under the lease dated June 21, 2001 between LHC Morningside Marketplace, LLC, a Delaware limited liability company (“Landlord”) and Tenant (which, together with all previously executed riders, amendments, extensions and renewals is known herein as the “Lease”) for the real property and the improvements located thereon generally known as KFC Store #Y305033, located at 14570 Baseline Ave., Fontana, California 92336 and more fully described in the Lease (“Premises”). Pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) among Tenant and Great American Chicken Corp., Inc., a California corporation (“Assignee”), Tenant desires to assign its interest in the Lease to Assignee, as of the Effective Date (as defined below), and requests Landlord’s consent to such assignment.

Tenant represents that it has not assigned or conveyed its interests in the Lease or the Premises prior to the Effective Date (as defined below) and that, there are no current defaults under the Lease.

Landlord hereby consents to the assignment by Tenant of its rights, title, interests, obligations and duties as tenant under the Lease to Assignee (the “Assignment”) subject to the terms and conditions of this agreement. Landlord’s consent to the Assignment shall not be deemed a consent to any future assignment or sublease of the Lease. Landlords’s consent is not intended, and shall not be construed (a) to modify or otherwise affect any provision of the Lease or to release Tenant from any of its obligations and duties under the Lease or (b) as a waiver of any of Landlord’s rights under the Lease or (c) as binding or obligating Landlord in any manner whatsoever with respect to any covenants, representations, warranties, undertakings or agreements in the Assignment and Assumption Agreement or (d) as a waiver of any continuing obligation of Tenant and Assignee to obtain Landlord’s consent to any other assignment or transfer.

Landlord’s consent to such Assignment is conditioned upon the consummation of the Assignment by Tenant to Assignee. If the Assignment is not consummated, this consent shall automatically be rendered null and void. The effective date of the Assignment shall be             , 2011, or such other date as Tenant shall notify Landlord in writing if the Assignment is accelerated or delayed provided that such date shall be no later than (the “Effective Date”).

Tenant shall not be released of any obligation, liability or covenant under the Lease and shall remain liable, to the same extent as Assignee, for the performance of all obligations arising under the Lease including, without limitation, any extensions of the term of the Lease pursuant to options exercised by Assignee. Tenant shall have the right to elect, in its sole discretion, to cure any default arising under the Lease until November 9, 2021, unless the Lease is otherwise terminated prior to such date in accordance with its terms. Tenant shall not be liable under any provisions, terms or conditions of any amendments, of the Lease entered into between Landlord and Assignee without the prior written consent of Tenant, which may be withheld in Tenant’s sole discretion.

Consent to Assignment of Lease

Assignee shall assume Tenant’s rights, title, interest and liabilities in, to and under the Lease and shall become liable for the full and timely performance of all obligations, liabilities and covenants arising under the Lease, as the Lease may be amended after the Effective Date.

Tenant shall be fully liable to Landlord for the acts or omissions of Assignee as if such acts and omissions were the acts and omissions of Tenant. Tenant, shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment had been made. In the event of a default by Assignee under the terms of the Assignment and Assumption Agreement, or a default by Assignee under the terms of the Lease which is thereafter cured by Tenant pursuant to the terms of the Lease, Landlord shall allow Tenant to take possession of the Premises, and shall thereafter recognize Tenant as the sole and rightful holder of the Premises, subject to all rights and obligations established by the Lease.

In the event Landlord sends any notice of default to Assignee, Landlord shall also send a contemporaneous duplicate copy of such notice to Tenant.

As of the Effective Date, the notice addresses of Tenant and Assignee, respectively, shall be as follows:

KFC Corporation

1441 Gardiner Lane

Louisville, Kentucky 40213

Attn: General Counsel

Great American Chicken Corp., Inc.

10660 Wilshire Blvd., #409

Los Angeles, California 90024

Attn: John Aminpour

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This agreement may be executed and delivered by facsimile transmissions, and a facsimile signature of any party shall be effective as an original signature. This agreement shall be deemed to be made under, construed in accordance with and governed by, the laws of the State of California, without regard to any applicable conflicts of law principles. Neither this Consent nor the Assignment and Assumption Agreement may be recorded and any such recording without Landlord’s prior written consent shall constitute a default under the Lease,

[SIGNATURE PAGE FOLLOWS]

-2-	Consent to Assignment of Lease

IN WITNESS WHEREOF, each of the parties hereto has caused this Consent to Assignment of Lease to be executed as of the date set forth below.

LHC Morningside Marketplace, LLC a Delaware limited liability company	Great American Chicken Corp., Inc a California corporation

By:	By:
[TO BE PROVIDED]	Name:	Ataollah “John” Aminpour
	Title:	President

By:	Federal Tax ID#: 45-3606216
Name:
Title:	Date:

Date:

KFC Corporation a Delaware corporation

By:
Name:
Title:

Date:

-3-	Consent to Assignment of Lease